                         REVISED AND RESTATED SCHEDULE A
                                     TO THE
                             DISTRIBUTION AGREEMENT
                                 BY AND BETWEEN
                             THE GREEN CENTURY FUNDS
                                       AND
                       SUNSTONE DISTRIBUTION SERVICES, LLC
                                EFFECTIVE 8-1-00




NAME OF FUND                    AVERAGE NET ASSETS     ANNUAL FEES         MINIMUM ANNUAL FEE
-----------                     ------------------     -----------         ------------------
Green Century Balanced Fund     Up to $250 Million     2.0 basis points    $25,000 per fund (but no more
                                Over $250 Million      1.0 basis point     than $100,000 per fund family)

Green Century Equity Fund       Up to $250 Million     2.0 basis points    $25,000 per fund (but no more
                                Over $250 Million      1.0 basis point     than $100,000 per fund family)



Fees shall be paid for each fund at a rate that would aggregate at least the applicable minimum fee for each fund. Green Century Capital Management shall also pay a $1,000 per month base fee per employee license held by Sunstone Distribution Services, LLC and $150 per hour for advertising review.



NAME OF FUND                            DISTRIBUTION FEE
------------                            ----------------
Green Century Balanced Fund                  0.25%
Green Century Equity Fund                    0.00%
